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                                                  OMB Number 3235-0362
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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 5

         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[X] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

[ ]  FORM 3 HOLDINGS REPORTED.

[ ]  FORM 4 TRANSACTIONS REPORTED.

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1. Name and Address of Reporting Person

     Rinehart             W.                   Thomas
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   (Last)               (First)                 (Middle)

     700 Freeling Drive
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                                    (Street)

     Sarasota            FL                  34242
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   ARDIS TELECOM & TECHNOLOGIES, INC. (RDST)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   October 1999
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [ X ]   Director                     [   ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    of Indirect
                                   2.            Code         ------------------------------- Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)             of Issuer's    Indirect  Ownership
Title of Security                  Date          ------------                 or              Fiscal Year    (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)        Code         Amount      (D)    Price    (Instr 3 & 4)  (Instr.4) 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                       9.        10.
                                                                                                       Number    Owner-
                                                                                                       of        ship
                 2.                                                                                    Deriv-    of
                 Conver-                    5.                              7.                         ative     Deriv-   11.
                 sion                       Number of                       Title and Amount           Secur-    ative    Nature
                 of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                 Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)     Code     (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee Stock   $.45     04/26/99  A        5,000        04/26/99  04/26/04  Common    5,000           5,000      D
 Option (right                                                                 Stock
 to buy)
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Employee Stock   $.40     04/26/99  A        5,000        04/26/99  04/26/01  Common    5,000           5,000      D
 Option (right                                                                 Stock
 to buy)
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Employee Stock   $.40     04/26/99  A        5,000        04/26/99  04/26/01  Common    5,000           5,000      D
 Option (right                                                                 Stock
 to buy)
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 Warrant         $.40     04/26/99  A       20,000        04/26/99  05/01/01  Common   20,000          20,000      D
                                                                               Stock
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Explanation of Responses:






   /s/ W. THOMAS RINEHART                             12/14/99
--------------------------------------------       -------------
      **Signature of Reporting Person                  Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.